                                                                   EXHIBIT 14(g)



                               THE CHOICE ACCOUNT



                          Your 403(b) Custodial Account









                                                                  THE BROKERS OF
                                                             J.C. BRADFORD & CO.


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                          INSTRUCTIONS FOR ESTABLISHING
                            A J.C. BRADFORD CUSTODIAL
                              403(B) CHOICE ACCOUNT


1. Complete in full each section of the 403(B)(1)/403(B)(7) ACCOUNT APPLICATION before dating and executing. Retain your copy of the application and return the original to your Bradford Broker.

2. The 403(B)(1)/403(B)(7) CUSTODIAL ACCOUNT AGREEMENT discloses specific information regarding the J.C. Bradford Custodial 403(b) account. Retain for your files.

3. Complete and execute an ACCOUNT TRANSFER FORM, which will be provided to you by your Bradford broker. This form authorizes your current 403(b) custodian to transfer assets to your new J.C. Bradford Custodial 403(b) account. Return this form, along with a copy of your most recent 403(b) statement for the account you are transferring, to your Bradford Broker.



Please contact your Bradford Broker if you have any questions.



                       THANK YOU FOR DECIDING TO ESTABLISH
                  A J.C. BRADFORD & CO. 403(B) CHOICE ACCOUNT.



                           FOR J.C. BRADFORD USE ONLY!


Forms necessary to open the account:

         -        403(B) ACCOUNT APPLICATION

         -        CUSTOMER ACCOUNT AGREEMENT

         -        WITHHOLDING CERTIFICATION FORM (W-9)


An ACCOUNT TRANSFER FORM must be used to transfer assets from the client's existing 403(b) account.


         The branch must open a 241 account for the participant as shown below:

                  403(B) FBO JANE DOE (CLIENT'S NAME)
                  J.C. BRADFORD & CO. CUSTODIAN
                  CLIENT'S ADDRESS


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                               J.C. BRADFORD & CO.
              Members New York Stock Exchange, Inc. Member S.I.P.C.

                     403(B)(1)/403(B)(7) ACCOUNT APPLICATION


PARTICIPANT INFORMATION
Name:_____________________________________      Account No.____________________
Address:_______________________________________________________________________
SSN:_______________   Home Phone:__________________  Bus. Phone:_______________
Birthdate:_______________________  Year you will be age 70 1/2:________________

ACCOUNT INFORMATION

[ ] My initial investment is a transfer of funds from another 403(b) account. I have completed the appropriate transfer paperwork.

[ ]      Rollover/Direct Rollover

[ ]      Other (Describe):_____________________________________________________

My December 31, 1986 403(b) balance was _______________________________________

BENEFICIARY(IES) DESIGNATION

Primary  Contingent  Name:_____________  SSN:_______________  Birthdate:________
[ ]      [ ]         Address:__________  Relationship:______  Share:_______%

Primary  Contingent  Name:_____________  SSN:_______________  Birthdate:________
[ ]      [ ]         Address:__________  Relationship:______  Share:_______%

Primary  Contingent  Name:_____________  SSN:_______________  Birthdate:________
[ ]      [ ]         Address:__________  Relationship:______  Share:_______%

In the event of my death, the balance in this account shall be paid to the Primary Beneficiaries who survive me in equal shares (or in the specified shares, if indicated). If the Primary or Contingent Beneficiary box is not checked for a beneficiary, the beneficiary will be deemed to be a Primary Beneficiary. If none of the Primary Beneficiaries survive me, the balance in this account shall be paid to the Contingent Beneficiaries who survive me in equal shares (or in the specified shares, if indicated).

CONSENT OF SPOUSE

Consent is required if Non-Spouse Beneficiary(ies) are named as Primary Beneficiary

I consent to the above Beneficiary Designation(s).

         Signature of Spouse:_______________________    Date:_____________

         Witness:___________________________________    Date:_____________



         Attest:___________________________________



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DISCLAIMER FOR COMMUNITY AND MARITAL PROPERTY STATES: The Participant's Spouse
may have a property interest in the account and the right to dispose of the interest by will. Therefore, the Custodian disclaims any warranty as to the effectiveness of the Participant's beneficiary designation or as to the ownership of the account after the death of the Participant's Spouse. For additional information, please consult your legal advisor.

SIGNATURES

Under penalties of perjury I certify that the above information (including my social security number) is correct and I am an employee of the Employer. I also:
(1) agree to promptly give instructions to the Custodian necessary to enable them to carry out their duties under the Custodial Agreement; (2) agree that in any taxable year, whenever information is required to be filed with the Internal Revenue Service, that I will file such information unless filed by the Custodian; and (3) agree to participate in the 403(b)(1)/403(b)(7) Custodial Account offered by the Custodian. I acknowledge receipt of a copy of the Custodial Account Agreement under which this 403(b)(1)/403(b)(7) Custodial Account is established and agree to all of the terms and conditions therein. I understand that any disputes which arise shall be settled through arbitration per Section 11 of the Custodial Account Agreement. I also acknowledge receipt of a copy of this Account Application and agree to the conditions of the following fee schedule: $35 Annual Maintenance Fee, $50 Outgoing Transfer Fee. I realize these fees are subject to change and that J.C. Bradford & Co. has the right to liquidate my account assets or to close my account if these fees are not paid by September 1 of each year. I direct that all benefits upon my death be paid as indicated above. In the event that this is a rollover contribution, the undersigned hereby irrevocably elects, pursuant to the requirements of Section 1.402(a)(5)-IT of the IRS regulation, to treat this contribution as a rollover contribution.

Participant Signature:                                        Date:
                     -------------------------------------         ------------

Authorized Signature of Custodian:                            Date:
                                  ------------------------         ------------


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                                       THE
                               J.C. BRADFORD & CO.



                               403(B)(1)/403(B)(7)
                           CUSTODIAL ACCOUNT AGREEMENT





                UNDER SECTION 403(B) OF THE INTERNAL REVENUE CODE









                               J.C. BRADFORD & CO.
      330 COMMERCE STREET   NASHVILLE, TN   615-748-9000   800-251-1060


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INTERNAL REVENUE SERVICE                     DEPARTMENT OF THE TREASURY

                                             Washington, DC  20224


                                             Person to Contact:
J.C. Bradford & Co.                          Mr. C. Thompson
330 Commerce Street                          Telephone Number:
Nashville, TN  37201                         (202) 622-7021
                                             Refer Reply to:
                                             CP:E:EP:T:1
                                             Date:
                                             April 2, 1997


EIN:  62-0136910


Ladies and Gentlemen:

         This is in response to a letter dated March 6, 1997, in which you informed us that you will be handling 403(b)(7) custodial accounts as soon as administratively feasible. You also informed us, in your letter, that your address has changed to: 330 Commerce Street, Nashville, TN 37201.

         On February 9, 1982, the Internal Revenue Service issued to J.C. Bradford & Co. a letter approving it to serve as an active trustee or custodian for Keogh plans and IRAs. Your letter indicates that there are no other changes that affect the accuracy of the application you filed, pursuant to Section 1.401-12(n)* of the Income Tax Regulations, to serve as a nonbank trustee or custodian.

         We have updated our files accordingly. No further action will be taken by this office.

         This is not a new determination, nor a determination as to whether J.C. Bradford & Co. continues to meet the requirements of Section 1.408-2(e) of the Income Tax Regulations.

                                    Sincerely,



                                    John Swieca
                                    Chief, Employee Plans
                                    Technical Branch 1

------------------------------

* Effective December 20, 1995, Section 1.401-12(n) of the regulations was changed to Section 1.408-2(e). See T.D. 8635, I.R.B. 1996-3 5.


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                               403(b)(1)/403(b)(7)
                   Tax-sheltered Investments for employees of public schools and tax-exempt organizations with J.C. Bradford & Co., as Custodian.


                             SECTION 1. DEFINITIONS


1.1 Agreement: This instrument setting forth the terms and conditions of the Sponsor's Custodial Account Agreement as set forth hereafter.

1.2 Alternate Payee: A spouse, former spouse, child or other dependent of a Participant who is assigned under a qualified domestic relations order (as defined in ss. 414(p) of the Code) a right to receive all or a portion of the benefits payable with respect to a Participant.

1.3      Annuity Contract or Annuity: The written agreement required under
         Section 403(b) of the Code between a Participant and an Insurer which establishes a contract into which Contributions made for a Participant hereunder are accumulated toward the purchase of a retirement annuity.

1.4 Application: The written application which incorporates this Agreement and is signed by the Participant and accepted by the Custodian and serves to establish a Section 403(b)(1)403(b)(7) Custodial Account for the Participant.

1.5 Approved Funds: The group of investment funds including all mutual fund and insurance companies that J.C. Bradford has a broker dealer agreement with and any other investment approved by the Sponsor.

1.6 Beneficiary: Except as provided in Section 5.5, a person designated in writing by a Participant to receive a benefit under this Agreement in the event of such Participant's death.

1.7 Code: The Internal Revenue Code of 1986, as amended, including any regulations issued thereunder.

1.8 Compensation: The Participant's wages, salaries or other remuneration received for personal services actually rendered in the course of employment with the Employer and any other amounts treated as compensation under Section 415 of the Code.

1.9 Custodial Account or Account: The individual account(s) or annuity(ies) established and maintained under this Agreement for the Participant pursuant to Section 403(b)(1) and 403(b)(7) of the Code.

1.10     Custodian:  J.C. Bradford & Co., or any successor thereto.

1.11 Disabled: With respect to a Participant, that is unable to engage in any substantial gainful activity by reason of a medically determinable physical or medical impairment which can be expected to result in death or

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         to be of long-continued and indefinite duration, as defined under ss.
         72(m)(7) of the Code.

1.12 Employee: Any person regularly employed by the Employer. Neither "leased employees" within the meaning of Section 414(n) or (o) of the Code, nor independent contractors shall be considered to be Employees for the purposes of this Agreement.

1.13 Employer: Any organization that is (i) described in Section 501(c)(3) of the Code and exempt from tax under Section 501(a) of the Code, or
         (ii) an educational organization described in Section 170(b)(1)(A)(ii) of the Code which is a State, political subdivision of a State, or any agency or instrumentality of any one or more of the foregoing.

1.14 ERISA: The Employee Retirement Income Security Act of 1974, as amended, including any regulations thereunder.

1.15 Insurer: An organization providing Annuity Contracts hereunder into which contributions made for Participants are deposited.

1.16 Investment Company: Any "Regulated Investment Company" within the meaning of Section 851(a) of the Code that is Sponsor approved.

1.17 Participant: An individual who is, or has been, employed by the Employer, who has been designated by the Employer as a Participant, and who contacts in writing with the Employer for contributions hereto.

1.18     Sponsor: J.C. Bradford & Co.

1.19 Year of Service: Each full tax year during which the Participant was a full-time Employee of the Employer. A fraction of a year shall be counted for each full tax year during which the Participant was a part-time Employee of the Employer and for each part of a year during which the employee was a full-time or part-time Employee of the Employer. In no case shall the Years of Service be less than one (1).

                  SECTION 2. ESTABLISHING OF CUSTODIAL ACCOUNTS

The Custodian and Insurer shall open and maintain a Custodial Account or Annuity Contract for each eligible Employee who completes an Application; and the Custodian shall hold and administer, in accordance with the terms hereof, contributions to the Custodial Account/Annuity and any gain or income from the investment thereof. The Employee shall notify the Custodian and Insurer in writing of any change in name, address, or Social Security Number.

This Custodial Agreement will only accept transfer and rollover contributions as outlined in this Section 3.

                        SECTION 3. TRANSFERS & ROLLOVERS

3.1      Transfer/Rollover Contributions:


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         (a)      The Participant may transfer cash from a custodial account qualified under Section 403(b)(7) of the Code and/or from an annuity contract qualified under Section 403(b) of the Code to the Custodial Account if the Participant certifies that the transaction meets the requirements for a tax-free transfer under IRS Revenue Ruling 90-24 and other applicable laws or rulings of the Internal Revenue Service, or is a rollover contribution described in Sections 403(b)(8) or 408(d)(3)(A)(iii) of the Code. Once transferred, such assets shall be treated as a contribution on behalf of such Participant for purposes of this Custodial Agreement and shall be invested, distributed and otherwise dealt with as such.

                  Such transferred funds shall be accounted for separately and continue to be subject to any distribution rules under the prior 403(b)(1) or (7) plan, which were more stringent than the rules contained in this Custodial Account.

         (b) The Participant may cause the transfer, in cash, of all or any portion of the balance credited to a Participant's account from this Custodial Account/ Annuity directly to the custodian of a custodial account qualified under Section 403(b)(7) of the Code or to an insurance company designated by the Participant for the purchase, for the benefit of the Participant, of an annuity contract qualified under Section 403(b) of the Code if the Participant certifies that the transaction meets the requirements for a tax-free transfer under IRS Revenue Ruling 90-24, and any other applicable laws or rulings of the Internal Revenue Service. Once transferred, such assets shall be treated as a contribution on behalf of such Participant for purposes of the successor custodial account and/or annuity contract and shall be invested, distributed and otherwise dealt with as such.

3.2      Direct Rollovers:

         (a) This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the plan to the contrary that would otherwise limit a distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Custodian, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a direct rollover.

         (b)      Definitions:

                  (i) ELIGIBLE ROLLOVER DISTRIBUTIONS: An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee and the distributee's designed beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                  (ii) ELIGIBLE RETIREMENT PLAN: An Eligible Retirement Plan is an individual retirement account described in
                           Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, a tax-sheltered annuity plan described in Section 403(b) of the Code, or a custodial account described in Section 403(b)(7) of the Code, that accepts the distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                  (iii) DISTRIBUTEE: A Distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                  (iv) DIRECT ROLLOVER: A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

                     SECTION 4. INVESTMENT OF ACCOUNT ASSETS

4.1 Investment of Contributions: The Custodian shall invest the amount of the contributions credited to the Employee's Account in full and fractional shares of any sponsor approved mutual fund upon the direction of the Participant.

4.2 Administration of Investments: Contributions made by or on behalf of a Participant shall continue to be invested in the manner selected by the Participant until a new designation has been properly completed and filed by the Participant. Unless otherwise restricted by a Custodial Account or Annuity Contract, a designation filed by a Participant changing his investment option may apply to investment of future deposits and/or to amounts already accumulated in his accounts as the Participant elects. A Participant may change his investment options only as permitted under the applicable Custodial Agreements or Annuity Contracts.

4.3 Investment of Gains and Dividends: The Participant can elect to have dividends and capital gains distributions on shares held in the Employee's Account reinvested.

4.4 Voting and Other Action: All mutual fund shares of the Investment Company acquired by the Custodian pursuant to the Agreement shall be held in the name of the Custodian for the benefit of the Employee. The Custodian or the Sponsor shall cause to be delivered to the Employee all notices, prospectuses, financial statements, proxies and proxy soliciting materials relating to shares held in the Custodial Account. The Custodian shall not vote any such shares except in accordance with written instructions received from the Employee.

4.5 Identification of Accounts: All mutual fund shares of the Investment Company acquired by the Custodian shall be held in the name of the Custodian or its nominee for the benefit of the Participant (or the Beneficiary after the Participant's death). The Account will not be joined for rights of accumulation with Accounts of other Employees of the same Employer.

               SECTION 5. DISTRIBUTIONS FROM THE CUSTODIAL ACCOUNT

5.1 Request for Distribution: Distribution from the Custodial Account shall be made by the Custodian only to a Participant, his designated Beneficiary or Alternate Payee, and no purported sale, transfer, pledge or assignment by the Participant, his spouse or Beneficiary of all or any part of an interest in the Custodial Account shall be recognized by the Custodian. The interest of a Participant, his spouse or Beneficiary in the Custodial Account shall not be subject to the debts, contracts, liabilities, engagements or torts of such person or to attachment or legal process against such person.

5.2 Limitations on Distributions: The Custodian shall distribute, or commence distribution of, pursuant to the Participant's written direction, the balance credited to a Participant's account upon receipt of evidence satisfactory to it that one or more of the following events have occurred:

         (a)      the Participant becomes Disabled:

         (b)      the Participant separates from service with the Employer;

         (c)      the Participant dies; or

         (d)      the Participant attains age 59 1/2.

5.3      Timing of Distributions:

         (a) Distribution from the Custodial Account shall commence within 30 days after the Participant notifies the Custodian of his entitlement to distributions, unless the Participant makes a prior election to defer distribution or the commencement of distribution to a subsequent date which is not later than the end of the tax year in which the Participant attains age 70 1/2, unless a later date is permitted by the Code, the regulations issued thereunder, or other Internal Revenue Service pronouncements. Such election shall be made by written notice filed with the Custodian. Notwithstanding this provision, the Custodian shall not be responsible for making any distribution until such time as it has received proper written notification from the Participant, his surviving spouse or Beneficiary of the occurrence of an event described in Section 5.2.

         (b) The Required Beginning Date shall mean the April 1st following the later of the year the Participant attains age 70 1/2 or the year in which the participant retires.

5.4 Form of Distribution: Unless otherwise required, distribution shall be made in cash or in kind in any one or more of the following ways:

         (a)      in a single payment; or

         (b) in installments for a period certain not to exceed the life expectancy of the Participant or the Participant's Beneficiary or the joint lives and last survivor expectancies of the Participant and the Participant's designated Beneficiary; or

         (c)      in a combination of (a) and (b).

5.5      Designation of Beneficiary.

         (a) Each Participant may, by written notice filed with the Custodian and in a form acceptable to the Custodian, designate a Beneficiary or Beneficiaries to receive the Participant's benefit at the Participant's death. Such designation may be changed or revised from time to time by written instrument filed with the Custodian. If no designation has been made, or if no beneficiary is living at the time of a Participant's death, his Beneficiary shall be: (a) his surviving spouse; but if he has no surviving spouse; then (b) his estate.

         (b) Notwithstanding the foregoing provisions, if the Beneficiary is a trust for the surviving spouse, and if a qualified terminal interest property marital deduction for federal estate tax purposes is allowable with respect to the distributions from the custodial account payable to such trust, then distributions under this paragraph shall be increased, if necessary, to assure that all of the annual income of the custodial account is distributed at least annually to the trust. Furthermore, if the Beneficiary is such trust, all administrative charges and expenses of the custodial account shall be charged to principal and shall not reduce the annual income of the custodial account. The trustee of the trust shall have the right to request immediate payment of any part or all of the custodial account in order to satisfy any request by the surviving spouse to convert unproductive property into productive property or in order to make withdrawals in excess of the minimum required distributions. The provisions of this paragraph are subject to the applicable minimum distribution requirements. The Depositor shall be responsible for completing an appropriate Beneficiary designation to carry out the provisions of this paragraph.

5.6      Minimum Distribution Requirements:

         (a) IN GENERAL: All distributions required hereunder shall be determined and made in accordance with the proposed regulations under Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed regulations.

         (b) PRE-1987 ACCOUNT BALANCE OR BIFURCATED ACCOUNT: The 403(b) plan in effect on December 31, 1986 shall govern the required distributions of such account balance on such date with respect to amounts which accrued on behalf of a Participant as of December 31, 1986. If such plan no longer exists or such provision cannot be located, the pre-1987 account balance will not be required to be distributed until the end of the calendar year in which the Participant attains age 75.

         (c) DEATH PRIOR TO DISTRIBUTION: If the Participant dies before he has started to withdraw installments from his Account, the entire interest in the Participant's Account shall be distributed within five (5) years after the death of the Participant. However, if any portion of the Participant's interest is payable to a designated Beneficiary (within the meaning of Section 401(a)(9)(E) of the Code), then, at the Beneficiary's election, distributions may be made over the life expectancy of such designated Beneficiary. Such distributions must begin by December 31 of the calendar year following the calendar year of the Participant's death. However, if the sole designated Beneficiary is the surviving spouse of the Participant, distributions need not commence until the later of December 31 of the calendar year in which the Participant would have attained age 70 1/2, or December 31 of the calendar year immediately following the calendar year in which Participant died.

                  For purposes of this Section 5.6, payments will be calculated by use of the return multiples specified in Section 1.72-9 of the Income Tax Regulations. Life expectancy of a surviving spouse may be recalculated annually. Like expectancy of any non-spouse Beneficiary will be calculated at the time of the first payment without further recalculation.

         (d) DEATH AFTER DISTRIBUTIONS HAVE COMMENCED: If the Participant was withdrawing his interest in installments over a fixed period, the remaining installments will be continued to the Beneficiary at least as rapidly as under the method of distribution selected prior to death.

         (e)      REQUIRED DISTRIBUTION DEFAULT PROVISIONS:

                  (1) Unless otherwise elected by the Participant (or spouse, if applicable) by the time distributions are required to begin, life expectancies shall not be recalculated annually. Such election shall be irrevocable as to the Participant (or spouse) and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

                  (2) If the Participant does not choose any of the distribution methods under this Section 5.6 by such Participant's Required Beginning Date, distribution shall be made to the Participant based on such Participant's nonrecalculated Single Life expectancy.

5.7      DISTRIBUTION UNDER A QUALIFIED DOMESTIC RELATIONS ORDER:

         (a) Distributions of all or any part of a Participant's account pursuant to the provisions of a qualified domestic relations order (QDRO) as defined in Section 414(p) of the Code is specifically authorized.

         (b)      The earliest retirement age shall be the earlier of:

         (1) The earliest date benefits are payable under the Plan to the Participant; or

         (2) The later of the date the Participant attains age 50 or the date on which the Participant could obtain a distribution from the Plan if the Participant had separated from service.

         (c) The alternate payee may receive a payment of benefits under this Plan in any optional form of benefit available pursuant to Section 5.4.

         (d) The alternate payee may receive a payment of a benefit under this Plan prior to the earliest retirement age as defined in
                  Section 5.7(b) if the QDRO specifically provides for such earlier payment. If the present value of the payment exceeds $3,500, the alternate payee must consent in writing to such distribution.

                          SECTION 6. NONFORFEITABILITY

6.1 Nonforfeitability: A Participant's interest in the balance of his account attributable to his salary reduction contributions shall at all times be nonforfeitable.

                      SECTION 7. THE CUSTODIAN AND SPONSOR

7.1 All notices, requests and other communications to the Custodian by the Employer or any Participant (or his spouse or Beneficiary) shall be in writing and in such form as the Custodian may from time to time prescribe. The Custodian shall be entitled to rely on any such instruments believed by it to be genuine.

7.2 The Custodian shall have the power and authority in the administration of the Custodial Account to do all acts, to execute and deliver all instruments and to exercise for the benefit of the Participants and their beneficiaries any and all powers which would be lawful were it in its own right the actual owner of the property held.

7.3 Custodian's Fees and Expenses of the Account: In consideration of its services hereunder, the Custodian may deduct annual maintenance fees. These fees shall be outlined in Section 12 and may be amended from time to time by the Custodian. Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of the Account shall be paid from the assets of the Account. Any transfer taxes, investment fees or similar expenses incurred in connection with the investment of the assets of the Account, and all other administrative expenses incurred by the Custodian in the performance of its duties including fees for legal services rendered to the Custodian shall similarly be paid from the assets of the Custodial Account.

7.4 The Custodian may resign at any time upon 30 days notice in writing to the Participant (unless such notice is waived) and may be removed by the Participant at any time upon 30 days notice in writing to the Custodian. Upon such resignation or removal, the Participant shall appoint a successor custodian. If within 30 days after the Custodian's resignation or removal, the Participant has not appointed a qualified successor custodian which has accepted such appointment, the Custodian may appoint, unless it elects to terminate the Account, such successor itself. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the Custodian shall transfer and pay over to such successor the assets of the Custodial Account and all records pertaining thereto, reserving such sum as it may deem advisable for payment of all its fees, compensation, costs and expenses and any other liabilities constituting a charge on or against the assets of the Custodial Account. The successor custodian shall thereafter be the Custodian of the 403(b) assets of the Participant.

7.5 The Custodian shall not be responsible in any way, except as specifically provided herein, for the collection of contributions, the purpose or propriety of any distribution, or any other action taken at the direction of the Employer, the Participant, or a Beneficiary.

         Each Participant and Employer shall at all times fully indemnify and hold harmless the Custodian, its successors and assigns, from any liability arising from distributions so made or actions taken at the direction of such Employer, Participant, or Beneficiary.

7.6 The Custodian's liability under this Agreement and matters which it contemplates shall be limited to matters arising from the Custodian's negligence or willful misconduct. To the extent permitted by applicable law, the Custodian shall be protected in acting upon any written order from the Employer or Participant or any other notice, request, instruction or direction, consent certificate or other instrument or paper believed by it to be genuine and to have been properly executed, and, so long as it acts in good faith, in taking or omitting to take any other action. The Custodian may submit any question arising hereunder or in respect of the Account to counsel, including its own general counsel, and shall be protected to the extent permitted by applicable law, in acting on the advice of such counsel.

         Subject to the provisions of applicable law, the Participant, his designated Beneficiary or the executor or administrator or either of these shall have the sole authority to enforce this Agreement on behalf of any and all persons having or claiming any interest in the Account by virtue of this Agreement. To protect the Account from expenses which might otherwise be incurred, it has been imposed as a condition to the acquisition of any interest in the Account, and it is hereby agreed, that subject to the provisions of applicable law, no person other than the Participant, his designated Beneficiary or personal representative, may institute or maintain any action or proceeding against the Custodian in the absence of a determination of a court of competent jurisdiction to the contrary.

                         SECTION 8. REPORTS AND RETURNS

8.1      The Custodian shall:

         (a) maintain separate records of the interest of each Participant (or his designated Beneficiary(ies)) in the Custodial Account indicating (i) the amounts and dates of all contributions,
                  (ii) the investment of such contributions, (iii) the earnings on such investments, (iv) the amounts and dates of all distributions and (v) such other data as the Custodian deems useful in carrying out its duties hereunder;

         (b) shall send each Participant, as soon as practicable after any contribution is made hereunder, a written confirmation containing information with respect to the investment of such contribution, and the current status of the account; and

         (c) mail at least once during each calendar year a statement of all transactions in the Custodial Account during the preceding year and a statement showing the value of the assets held in the Custodial Account as of the end of such year.

8.2 The Custodian shall file such returns or reports with respect to the Custodial Account as are required to be filed by it under the Code and the Regulations thereunder, or by the Department of Labor, and the Employer and each Participant shall provide the Custodian with such information available to them as the Custodian may require to file such reports.

                      SECTION 9. AMENDMENTS AND TERMINATION

9.1 This Custodial Agreement may be amended by the Sponsor by submitting a copy of the amendment to the Participant. The Participant hereby delegates to the Sponsor the power to amend this Custodial Agreement and shall be deemed to have consented to any such amendment. Notwithstanding the above, no amendment shall be made by the Sponsor which shall cause or permit: (a) any part of the assets in the Account to be diverted to purposes other than for the exclusive benefit of the Participant or his Beneficiaries; or (b) except as may be permitted, any part of such assets to revert to or become the property of the Employer; or (c) any Participant, or his Beneficiary, to be deprived of any benefit to which he was entitled under the Account by reason of contributions made by the Participant prior to such amendment, unless such amendment is necessary either to conform the Account to, or to satisfy the condition of, any law, governmental regulation or ruling, or to permit the Account to meet the requirements of the Code; or (d) any responsibilities of the Custodian under the Agreement to be increased without its written consent.

9.2 This Custodial Agreement shall terminate upon the complete distribution of the Custodial Account or in the event that a determination is made by the Internal Revenue Service that the Custodial Account does not satisfy the requirements of Section 401(f)(2) of the Code or that contributions thereto are not treated under Section 403(b)(7)(A) of the Code as contributed for annuity contracts. In event of termination as aforesaid, the balance in the Custodial Account shall be distributed to the Participants (or their respective surviving spouses or Beneficiaries, as the case may be) in accordance with their interests in the Custodial Account.

                   SECTION 10. CONSTRUCTION AND GOVERNING LAW

10.1 The Custodial Account is established with the intention that it qualify as a Custodial Account under Section 401(f)(2) of the Code and that contributions thereto be treated under Section 403(b)(7)(A) of the Code as amounts contributed for annuity contracts, and the provisions of this Agreement shall be construed in accordance with such intention. This Agreement shall be governed by the laws of the State of Tennessee, to the extent such laws are not preempted by the laws of the United States, and if applicable the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

10.2 The determination that any provision of this Agreement is not enforceable shall not affect the validity or enforceability of the remaining provisions of this Agreement. Unenforceable provisions shall be stricken or modified in accordance with such determination only as to such parties and this Agreement, as modified, shall continue to bind the specific parties involved therein and otherwise all other parties in unmodified form.

                             SECTION 11. ARBITRATION

11.1 THE PARTICIPANT AGREES THAT ALL CONTROVERSIES BETWEEN THE PARTICIPANT AND/OR BENEFICIARIES AND THE CUSTODIAN (INCLUDING THEIR OFFICERS, DIRECTORS, PRESENT OR FORMER EMPLOYEES) CONCERNING OR ARISING FROM (I) ANY RETIREMENT ACCOUNT(S) MAINTAINED WITH THE CUSTODIAN; (II) ANY TRANSACTION INVOLVING THE PARTICIPANT'S ACCOUNT(S), WHETHER OR NOT SUCH TRANSACTION OCCURRED IN SUCH ACCOUNT(S); OR (III) THE CONSTRUCTION, PERFORMANCE, OR BREACH OF THIS AGREEMENT, WHETHER SUCH CONTROVERSY AROSE PRIOR, ON, OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION UNDER THE COMMERCIAL ARBITRATION RULES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS OR THE NEW YORK STOCK EXCHANGE, INC.. ANY DISPUTES ON THE ARBITRABILITY OF A MATTER OR THE MANNER OF ARBITRATION SHALL BE DETERMINED IN SUCH ARBITRATION.

11.2 ARBITRATION DISCLOSURES: ARBITRATION IS FINAL AND BINDING ON THE PARTIES. THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL. PRE-ARBITRATION DISCOVERY IS GENERALLY MORE

         LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS. THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING, AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

                         SECTION 12. EXPLANATION OF FEES

ANNUAL MAINTENANCE FEE FOR EACH 403(B)(1)/403(B)(7) - $35 (NOT PRORATED). Annual maintenance fees will be charged to the 403(b) Custodial account each JUNE for that calendar year or upon termination of the 403(b) if the fee has not been charged for such year. Fees will not be prorated. A Participant must pay the annual maintenance fee within the times specified by the Custodian. If the Participant fails to pay the annual maintenance fee within such times, then Custodian will liquidate sufficient assets within the account to satisfy the fees and cannot be held accountable or liable for choosing a specific asset or assets to liquidate.

Payments received after JUNE 1 cannot be used to reimburse the 403(b) account but will apply as a credit against the next year's annual maintenance fee after satisfying any current outstanding fee balance. The Participant is personally liable for full payment to the Custodian for all fee deficiencies including any debit balances.

TRANSFER FEE - $50 PLUS THAT YEAR'S MAINTENANCE FEE. This fee is charged when 403(b)(7) assets are transferred to another financial institution. The fee must be paid prior to transfer by the Participant or the successor Custodian.

The Custodian may charge the account for review (including any legal fees incurred) of any separation and divorce orders, decrees or agreements.

By executing the Account Application, the Participant and his beneficiary or beneficiaries agree to hold the Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and account termination. The Custodian cannot be held responsible for any taxes, interest and penalties that may be assessed on such distributions.

This fee schedule may be amended at anytime by the Custodian (J.C. Bradford & Co.).